Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our reports dated January 22, 2004 with respect to the consolidated financial statements of Roadway Corporation included as Exhibit 99.2, the consolidated financial statements of Roadway Express, Inc. included as Exhibit 99.4, and the consolidated financial statements of Roadway Next Day Corporation included as Exhibit 99.6 in Yellow Roadway Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, incorporated by reference herein in the Registration Statement on Form S-8 pertaining to the Yellow Corporation 2002 Stock Option and Share Award Plan of Yellow Roadway Corporation.

Ernst & Young LLP
Akron, Ohio
May 3, 2005

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